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                                                                       EXHIBIT 3
                                 1990 RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                             IN FOCUS SYSTEMS, INC.


     Pursuant to the Oregon Business Corporation Act, the undersigned corporation adopts the following 1990 Restated Articles of Incorporation, EFFECTIVE DECEMBER 29, 1990 AT 12:01 A.M., which shall supersede the original Articles of Incorporation and all prior amendments and restatements thereto.

                                   ARTICLE I

     The name of this Corporation is IN FOCUS SYSTEMS, INC. and its duration shall be perpetual.

                                   ARTICLE II

     The Corporation is organized for purposes of:

          (1) Developing, manufacturing, and marketing visual display and presentation products utilizing state-of-the-art liquid crystal display technology; and

          (2) Engaging in any other lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

                                  ARTICLE III

     The aggregate number of shares which the Corporation shall have authority to issue is 30,000,000 shares of Common Stock.

                                   ARTICLE IV

     The address of the registered office of the Corporation is:

                    121 S.W. Morrison
                    Eleventh Floor

Page 1 - 1990 Restated Articles of Incorporation


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                    Portland, Oregon 97204

and the name of its registered agent at such address is Stephen J. Connolly.



                                   ARTICLE V

     The address where the Division may mail notices:

                    Stephen J. Connolly, Esq.
                    121 S.W. Morrison
                    Eleventh Floor
                    Portland, Oregon 97204

                                   ARTICLE VI

     To the fullest extent permitted by the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended or be restricted by other applicable law then in effect, this Corporation shall indemnify any person who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit, or proceeding by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director or officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise. This Article VI shall not be deemed exclusive of any other provisions for indemnification of directors, officers and fiduciaries that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in another capacity while holding office.

                                  ARTICLE VII

The Corporation elects to waive preemptive rights and no shareholder shall have any preemptive or preferential right


Page 2 - 1990 Restated Articles of Incorporation

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to subscribe to or otherwise acquire any shares of stock of the Corporation, or any obligations or securities convertible into or carrying options or warrants to purchase shares of stock of the Corporation, whether now or hereafter authorized and whether or not the issuance or sale of any such shares, obligations, or securities would adversely affect such shareholder's proportionate voting power, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant, and at such price as the Board of Directors may fix.


                                  ARTICLE VIII

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director, provided that this Article VIII shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

     The undersigned officer declares under penalty of perjury that he has examined the foregoing and, to the best of his knowledge and belief, it is true, correct and complete.

     DATED this 28th day of December, 1990, effective December 29, 1990 at 12:01 a.m.


                                       IN FOCUS SYSTEMS, INC.


                                       By:  /s/
                                            ------------------------------------
                                            Joseph I. Martin, Secretary


Person to contact about this filing:



Page 3 - 1990 Restated Articles of Incorporation

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Stephen J. Connolly, Esq.
GARVEY, SCHUBERT & BARER
121 S.W. Morrison
Eleventh Floor
Portland, Oregon 97204
Telephone:  (503) 228-3939


































Page 4 - 1990 Restated Articles of Incorporation

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                               EXHIBIT A
                                  TO
                             1990 RESTATED
                       ARTICLES OF INCORPORATION
                                  OF
                         IN FOCUS SYSTEMS, INC.


     Article III of the 1990 Restated Articles of Incorporation of In Focus Systems, Inc. is amended to read as follows:


                              ARTICLE III

               THE AGGREGATE NUMBER OF SHARES WHICH THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE IS 50,000,000 SHARES OF
          COMMON STOCK.